                                                                EXHIBIT 3.1 (g)

                                   HEARx LTD.
                          CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                             SENIOR PREFERRED STOCK
                                    SERIES E

                     Pursuant to Section 151 of the General
                             Corporation Law of the
                                State of Delaware

         HEARx Ltd., a corporation organized on April 11, 1986 and existing under the laws of the State of Delaware ("Corporation"), the Restated Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on February 5, 1987, does by its Chairman hereby certify:

         That pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation, the Board, at a meeting duly held on January 18, 1996, adopted the following resolutions:

         RESOLVED, that pursuant to the authority so conferred upon it, the Board of Directors hereby authorizes the issuance of 6,472 shares of Senior Preferred Stock, Series E, par value $1.00 per share ("Senior E Preferred"), to Minnesota Mining and Manufacturing Company ("3M") for a total purchase price of $400,000; and

         RESOLVED, that the voting powers, preferences and relative rights and privileges and other rights granted to the Senior E Preferred and the qualifications, limitations or restrictions imposed thereon be, and they hereby are, as follows:

         A. Dividends and Distribution. The holders of the Senior E Preferred shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, the same amount paid on or with respect to shares of Common Stock, par value $ .10 per share ("Common Stock"), of the Corporation, each share of Senior E Preferred being deemed equal to the number of shares of Common Stock into which it is then convertible.

         B. Voting Rights. The holders of the Senior E Preferred shall have 100 votes per share of Senior E Preferred and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as may be required by law, the holders of the Senior E Preferred shall not vote separately as a class but shall instead vote with the holders of the Common Stock on all matters as to which stockholders are entitled to vote under Delaware law.

         C.  Priority.   The Senior E Preferred shall be senior to all shares
of capital stock of the Corporation other than the Senior Preferred Stock, Series A, par value $1.00 per share ("Senior A Preferred"); Senior Preferred Stock, Series B, par value $1.00 per share ("Senior B Preferred"); the Senior Preferred Stock, Series C, par value $1.00 per share ("Senior C Preferred"); Senior Preferred Stock, Series D, par value $1.00 per share ("Senior D Preferred"); the Senior Preferred Stock, Series G, par value $1.00 per share ("Senior G Preferred"); and the 1994 Convertible Preferred Stock, par value $1.00 per share (the "1994 Convertible Preferred") (the Senior A, B, C, D and G Preferred and the 1994 Convertible Preferred being together called the "Senior Preferred") and shall rank pari passu with the Senior Preferred, provided that the Corporation may authorize and issue additional classes or series of Preferred Stock that rank pari passu with the Senior E Preferred with the unanimous consent of the holders of the Senior E Preferred.

         D.  Liquidation, Dissolution or Winding Up.

             1. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of any class or series of preferred stock ranking junior to the Senior E Preferred or the Common Stock of the Corporation unless the holders of the Senior A Preferred, the Senior B Preferred, the Senior C Preferred, the Senior D Preferred, the Senior E Preferred, the Senior G Preferred and the 1994 Convertible Preferred shall have received an aggregate amount equal to $50, $67, $50, $67, $62, $67 and $200 per share, respectively.

             2. In the event the assets to be distributed to the holders of the Senior Preferred, the Senior E Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and the Senior E Preferred shall be insufficient to permit the payment of the full preferential amount owed to the holders of the Senior Preferred, the Senior E Preferred and any class or series of Preferred Stock ranking pari passu with the Senior Preferred and the Senior E Preferred, then all the assets of the Corporation to be so distributed shall be distributed to the holders of the Senior Preferred, the Senior E Preferred and such other pari passu Preferred Stock on a pro rata basis in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

             3. In the event that assets of the Corporation remain after distribution to holders of Senior Preferred and Senior E Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and Senior E Preferred in accordance with subparagraphs 1 and 2 of this paragraph D, the holders of the Common Stock and the holders of preferred stock ranking junior to the Senior Preferred, the Senior E Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and Senior E Preferred shall be entitled to distribution of such assets in accordance with their respective rights thereto.

         E. Optional Conversion. Each share of Senior E Preferred shall be convertible at any time at the option of the holder thereof into 100 fully paid and non-assessable shares of Common Stock at the rate of $.62 per share ("Conversion Rate"), subject to adjustment of the Conversion Rate in accordance with paragraph G hereof.

         F.  Mandatory Conversion.    In the event that the shares of Common
Stock are listed on the American Stock Exchange or the New York Stock Exchange, each share of Senior E Preferred shall be converted automatically into 100 fully paid and non-assessable shares of Common Stock at the rate of $.62 per share.

         G.  Adjustments to the Conversion Rate and Notices.   The Conversion
Rate shall be subject to adjustment from time to time, calculated as follows (except that no adjustment need be made until cumulative adjustments would affect the Senior E Preferred Conversion Rate by one or more shares of Common Stock):

             1.  If the Corporation:

                 (a) Pays a dividend or makes a distribution on its capital stock in shares of Common Stock;

                 (b) Subdivides outstanding shares of Common Stock into a greater number of shares;

                 (c) Combines outstanding shares of Common Stock into a smaller number of shares; or

                 (d) Issues by reclassification of Common Stock any shares of its capital stock,

then the Conversion Rate in effect immediately prior to such action shall be adjusted so that each holder of shares of Senior E Preferred thereafter converted may receive the number of shares of Common Stock which such holder would have owned immediately following such action if such holder had converted such shares of Senior E Preferred immediately prior to such action.

             2. If the Corporation shall consolidate with or merge into any other corporation or transfer all of its properties and assets as an entirety to any person, then upon consummation of such transaction, each share of the Senior E Preferred shall automatically become convertible into the kind and amount of securities, cash or other assets to which the holder of such share would have been entitled immediately after such consolidation, merger or transfer if such holder had converted such share of Senior E Preferred into Common Stock pursuant to paragraph E immediately prior to the effective date of such transaction.

             3. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of (a) an issuance, a subdivision, combination, or reclassification, or (b) consolidation or merger of the Corporation.

             4.  If the Corporation:

                 (a) Issues rights or warrants entitling holders of capital stock to subscribe for or purchase shares of Common Stock or securities convertible into Common Stock; or

                 (b) Distributes to the holders of its capital stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Corporation, then notice thereof shall be given in writing to the holders of the Senior E Preferred no later than 30 days prior to the date of such issuance or distribution.

         H.  Mechanics of Conversion.

             1. Upon receipt of written notice from the Corporation that shares of Senior E Preferred have been converted automatically pursuant to paragraph F hereof, which notice shall be given within 15 days of the occurrence of such mandatory conversion, each holder of Senior E Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation. Thereupon, the Corporation shall promptly issue and deliver to such holder of Senior E Preferred a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

             2. In the event of conversion at the option of the holder of shares of Senior E Preferred pursuant to paragraph E hereof, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of such holder's election to convert same and shall state therein the number of shares of Senior E Preferred being converted.

         I. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the shares of Senior E Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Senior E Preferred.

         IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed by Paul A. Brown, its Chairman of the Board, on January __, 1996.

                                      HEARx LTD.

                                      By:
                                          -------------------------------------
                                          Paul A. Brown, M.D.
                                          Chairman of the Board